Exhibit 99.1

UTSTARCOM REPORTS RECORD FIRST QUARTER RESULTS

•                  Exceeds Revenue and Profit Expectations

•                  First Quarter 2004 Revenues of $622.3 Million, an Increase of 88 Percent Year-Over-Year

•                  First Quarter 2004 GAAP Earnings of $54.8 Million, or $0.40 Per Share, an Increase in Net Income of 47 percent Year-Over-Year

•                    Record Q1 Cash Collections of Over $500 Million

ALAMEDA, Calif., April 27, 2004 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today reported record first quarter revenues and earnings for the three months ended March 31, 2004.

The company will conduct a conference call today, Tuesday, April 27, to discuss these results. The call will take place at 1:30 p.m. PDT. (Please see Conference Call section below for dial-in numbers.)

“It is my privilege to report a record first quarter performance for UTStarcom,” said Hong Lu, chief executive officer of UTStarcom. “We are extremely pleased with our ability to continually deliver profitable growth to our stockholders.  In addition, over the last several quarters, UTStarcom has focused on broadening our technology base, our product lines, and our global reach through organic growth, strategic partnerships, and M&A activity. We are now seeing results from this strategy, yielding strong revenue growth and profitability, and driving higher value to our stockholders.”

Net sales for the first quarter of 2004 were $622.3 million, an increase of 88 percent over net sales of $330.5 million reported in the first quarter of 2003.

Net income for the first quarter of 2004 was $54.8 million, or $0.40 per share, compared to net income of $37.3 million, or $0.33 per share, for the first quarter of 2003, an increase in net income of 47 percent year-over-year.

Q1 2004 Highlights

Stellar Financial Performance

•                  Marks 17th consecutive quarter exceeding revenue and earnings guidance

•                  Announced over $500 million in new contracts in China

•                  Signed $100 million in new contracts outside of China

Global Leadership

•                  The number of UTStarcom PAS subscribers in China reached 26 million at the end of Q1, while total PAS subscribers in China are approximately 45 million.

•                  More than four million people subscribe for Yahoo! BB broadband service and approximately 3.8 million for the BB Phone service. Yahoo! BB averages 73,000 new subscribers for broadband service each month, while more than 79,000 BB Phone subscribers are added each month.

Technology Leadership

•                  Expanded global wireless strategy to include CDMA, WCDMA, TDCDMA, and TD-SCDMA:

•                  Signed CDMA subscriber unit and licensing agreement with QUALCOMM

•                  Announced strategic partnership and licensing agreement with IPWireless to develop and manufacture TDCDMA solutions worldwide

•                  Acquired CDMA intellectual property portfolio from Hyundai Syscomm

•                  Introduced MovingMedia™ product family, which provides operators with a cost-effective, scalable approach to 3G

•                  Launched company’s first dual-mode PAS/GSM handset

•                  Announced partnership with Cisco Systems to promote IP technology for 3G networks

•                  Demonstrated world’s first 1xEV-DV system with Samsung at CTIA Wireless 2004

•                  Unveiled Total Control™ 2000 wireless access platform

Worldwide Market Strength

•                  Ranked #1 worldwide in iPAS/PAS, CDMA PDSN, IP-DSLAM, Media Gateway, and Next-Generation Softswitch Markets.

Recent Accolades

•                  UTStarcom China CEO Ying Wu Selected for China Business Weekly’s

“Top 10 Movers & Shakers for 2003”, China CCTV’s “Top 10 Economic People for 2003”

•                  UTStarcom named to “FORTUNE 1000” for 2004

•                  UTStarcom named to Forbes’ “Global 2000” list for second consecutive year

•                  UTStarcom CEO Hong Lu Named to Fast Company’s “Fast 50 Champions of Innovation”

•                  UTStarcom named to Forbes’ “25 Fastest-Growing Technology Companies” for second straight year

Updated Guidance:

Guidance before acquisitions for 2004 would have been $2.7 billion in revenues and $1.95 GAAP Earnings per Share.

Guidance reflects the recently announced acquisitions of Hyundai Syscomm and TELOS. Guidance for the second quarter reflects initial acquisition-related expenses. In addition, the company anticipates increased R&D spending in both the second and third quarters as a result of these acquisitions.  Finally, the company expects these acquisitions to be accretive in the second full quarter of ownership, which is the fourth quarter of 2004.

Q2 2004 Revenues:

•                    Revenues for the second quarter are anticipated to be approximately $650-$660 million. With a 7% anticipated sequential increase targeted each quarter for the balance of the year.

Q2 2004 GAAP EPS:

•                    GAAP earnings per share for the second quarter is targeted at $0.33, inclusive of $0.07 dilution associated with In-Process R&D and other expenses related to the Hyundai Syscomm and TELOS acquisitions.

FY 2004 Revenues:

•                    Full-Year 2004 revenues are targeted at $2.75 Billion.

FY 2004 GAAP EPS:

GAAP earnings per share for the full-year 2004 is targeted at $1.85, inclusive of approximately $0.10 dilution incurred in the second and third quarters related to the Hyundai Syscomm and TELOS acquisitions.

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PST) today, April 27. The conference call dial-in numbers are as follows:  United States — 888-398-3046; International — 706-634-2492.

A replay of the call will be available from approximately 5:30 p.m. (PST) on April 27, 2004 to 11:59 p.m. (PST) on May 6, 2004. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The Access Code is 6858870.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding continued growth in the subscriber base of the Company’s customers, anticipated results of the Company’s acquisitions, and the guidance given for anticipated revenue and earnings per share for the second quarter and full-year of 2004.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, particularly in China, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, particularly in China. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contacts

Michael J. Sophie

Sr. Vice President of Finance and CFO

510-749-1510

Press Contact

Stephanie Gallagher

Engage PR

510-748-8200, ext. 213

stephanie@engagepr.com

###

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31, 2004	March 31, 2003 *

Net sales	$622,292	$330,520

Cost of sales	446,258	217,835
Gross profit	176,034	112,685

Operating expenses:
Selling, general and administrative	66,943	37,583
Research and development	45,658	26,812
In process research and development		1,320
Amortization of intangible assets	2,973	695
Total operating expenses	115,574	66,410

Operating income	60,460	46,275

Interest and other income	9,057	4,490
Equity in loss of affiliated companies	(997)	(975)
Income before income taxes and minority interest	68,520	49,790
Income tax expense	13,704	12,447
Minority interest in earnings of consolidated subsidiaries	(50)	—

Net income	$54,766	$37,343

Basic earnings per share	$0.48	$0.35

Diluted earnings per share	$0.40	$0.33

Weighted average shares used in per-share calculation:
• Basic	114,614	107,358
• Diluted	139,325	111,953

	Three months ended
	March 31, 2004	March 31, 2003 *

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	$—	$3
Selling, general and administrative	51	118
Research and development	26	594
Total stock compensation expense	$77	$715

Amortization of intangible assets	$2,973	$695

In-process research and development	$—	$1,320

Impairment in investment portfolio	$226	$223

2. Earnings per share

Basic earnings per share
Income available to common stockholders	$54,766	$37,343

Effect of Dilutive Securities
7/8% Convertible Subordinated Notes	917	—

Diluted earnings per share
Income available to common stockholders + assumed conversions	$55,683	$37,343

*  Certain reclassifications have been made to prior year balances in order to conform to the current year presentation

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$766,269	$422,591
Accounts receivable, net	432,474	368,865
Notes receivable	43,824	11,362
Inventories, net	318,079	257,038
Deferred costs/Inventories at customer sites under contracts	426,240	558,977
Prepaid expenses	114,669	136,262
Restricted cash and short term investments	30,864	24,404
Other current assets	54,628	52,408
Total current assets	2,187,047	1,831,907
Property, plant and equipment, net	200,762	186,076
Long-term investments	24,101	24,066
Goodwill and intangible assets, net	143,058	145,933
Other long term assets	40,836	38,976
Total assets	$2,595,804	$2,226,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	288,017	$251,176
Income taxes payable	26,397	16,780
Customer advances	302,255	458,654
Deferred revenue	57,209	44,958
Other	175,857	173,139
Total current liabilities	849,735	944,707

Long-term debt	402,500	402,500
Other long-term liabilities
Minority interest in consolidated subsidiaries	610	560
Stockholders’ equity:
Common stock	144	131
Additional paid-in capital	1,115,113	653,624
Deferred stock compensation	(7,484)	(7,761)
Retained earnings	231,326	229,777
Receivable from shareholders		—
Other comprehensive income/(loss)	3,860	3,420
Total stockholders’ equity	1,342,959	879,191

Total liabilities and stockholders’ equity	$2,595,804	$2,226,958

	March 31, 2004	December 31, 2003
	(unaudited)
Inventories are made up of the following:

Inventories at factories	$175,327	$166,075
Inventories at customer sites	142,752	90,963
Inventories at customer sites under contracts	426,240	558,977

Total inventories	$744,319	$816,015

*  Certain reclassifications have been made to prior year balances in order to conform to the current year presentation